Exhibit 99.1
MAJESCO ENTERTAINMENT COMPANY RECEIVES NASDAQ NOTIFICATION
EDISON, N.J. – March 4, 2010 — Majesco Entertainment Company (NASDAQ: COOL) (the “Company”), an innovative provider of video games for the mass market, announced today that on March 2, 2010, it received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) notifying the Company that for the 30 consecutive days preceding the date of the letter, the bid price for the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Markeplace Rule 5550(a)(2).
The letter further notified the Company that, in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until August 30, 2010, to regain compliance with the minimum bid price requirement. Compliance will be achieved if the bid price per share of the Company’s common stock closes at $1.00 per share or greater for a minimum of 10 consecutive trading days prior to August 30, 2010.
If the Company does not achieve compliance within the required period, the Nasdaq staff will provide written notification that the Company’s securities are subject to delisting. In that event and at that time, the Company may appeal the Nasdaq staff delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards set forth in Marketplace Rule 5505, with the exception of bid price, for The Nasdaq Capital Market. If it meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the additional grace period is granted, the Company will be afforded the remainder of the second 180 calendar day compliance period in order to regain compliance with the Minimum Bid Price Rule.
About Majesco Entertainment Company
Majesco Entertainment Company is a provider of video games for the mass market. Building on more than 20 years of opertaing history, the company is focused on developing and publishing a wide range of casual and family oriented video games on Wii™, Nintendo DS™ and other leading systems. Product highlights include Cooking Mama™, TETRIS® Party Deluxe, Alvin and the Chipmunks: The Squeakquel and Jillian Michaels’ Fitness Ultimatum. The company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More information about Majesco can be found online at www.majescoentertainment.com. @Majesco is on twitter or at www.twitter.com/majesco.

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For more information, please contact:

John Gross	Mike Smargiassi/Denise Roche
Chief Financial Officer	Brainerd Communicators, Inc.
Majesco Entertainment Company	212-986-6667
732-225-8910